Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements of Manhattan Associates, Inc. (the “Company”) listed below of our report dated March 16, 2005, except for Note 2, as to which the date is February 28, 2006, with respect to the consolidated financial statements and schedule of Manhattan Associates, Inc. and subsidiaries, and our report dated March 16, 2005, except for the effect of the material weaknesses described in the seventh, eighth, and ninth paragraphs of such report, as to which the date is February 28, 2006, with respect to the Company’s revised management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Manhattan Associates, Inc. and subsidiaries, included in this Annual Report (Form 10-K/A) for the year ended December 31, 2004.
1.	Registration Statement on Form S-8 pertaining to the Manhattan Associates, Inc. 1998 Stock Incentive Plan (File No. 333-68968);

2.	Registration Statement on Form S-8 pertaining to the Manhattan Associates, Inc. 1998 Stock Incentive Plan (File No. 333-45802);

3.	Registration Statement on Form S-8 pertaining to the Manhattan Associates, LLC Option Plan, Manhattan Associates, Inc. Stock Incentive Plan and Other Stock Options (File No. 333-60635);

4.	Registration Statement on Form S-8 pertaining to the Manhattan Associates, Inc. Stock Incentive Plan (File No. 333-105913).

5.	Registration Statement on Form S-8 pertaining to the Manhattan Associates, Inc. Stock Incentive Plan (File No. 333-129272).
/s/ ERNST & YOUNG LLP
Atlanta, Georgia
February 28, 2006